Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement (Form S-3) of Alpha Modus Holdings, Inc., of our report dated May 3, 2024, except for the effects of the reverse recapitalization completed by the Company on December 13, 2024, as to which the date is April 15, 2025, relating to the financial statements of Alpha Modus Holdings, Inc. (the “Company”) as of and for the year ended December 31, 2023, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, and which forms part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

January 7, 2026